FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT TO THE EMPLOYMENT AGREEMENT (this "Fourth Amendment") is entered into as of June 8, 2026 (the "Fourth Amendment Effective Date") by and between Shayna Dray, an individual and resident of the State of Rhode Island, (the "Employee") and LifeMD, Inc. (formerly known as Conversion Labs, Inc.), (the "Company"), a Delaware Corporation. The Employee and the Company are also each hereinafter referred to individually as a "Party" and together as the "Parties".

RECITALS

WHEREAS, on or around April 14, 2021, the Company and the Employee entered into an Employment Agreement (the "Employment Agreement"), with specific terms as disclosed therein.

WHEREAS, on or about November 8, 2023, the Company and the Employee entered into the First Amendment to Employment Agreement ("First Amendment"), with specific terms as disclosed therein.

WHEREAS, on or about May 7, 2024, the Company and the Employee entered into the Second Amendment to Employment Agreement ("Second Amendment"), including but not limited to currently unvested: "30,000 restricted shares vest upon the healthcare business achieving $200,000,000 in net revenue with a 10% adjusted EBITDA margin, on or before December 31, 2027."

WHEREAS, on or about March 31, 2025, as part of the annual merit review process, the Company increased the Employee's base salary from $300,000 to $375,000 per year, the annual Bonus Target from 40% to 45%, and an additional equity grant of 85,000 RSUs, including but not limited to 40,000 unvested, time-vesting RSUs that vest on 01/01/27.

WHEREAS, on or about July 27, 2025 the Company and the Employee entered into the Second Amendment to Employment Agreement ("Third Amendment") to better correlate with Employee's increased professional responsibilities as Chief Operating Officer, whereby the Company: (i) increased Employee's base salary to $400,000; and (ii) awarded to Employee an additional 100,000 restricted stock units of the Company's common stock, including but not limited to currently unvested: (i) "25,000 RSUs vest on the Company's healthcare business achieving $25 million dollars in annualized EBITDA (on a trailing 12 months basis), on or before December 31, 2027"; and (ii) "25,000 RSUs vest on the Company's healthcare business achieving $35 million dollars in annualized EBITDA (on a trailing 12 months basis), on or before December 31, 2027."

WHEREAS, the Parties desire to further amend the Employment Agreement and Amendments thereto to better correlate with the Company's revised Executive Compensation, revised Corporate Bonus, and new, annual Long Term Incentive Plan (LTIP) grant structure, as described in more detail below.

WHEREAS, for avoidance of doubt, other than the amendments set forth below in this Fourth Amendment, all other provisions of the Employment Agreement, First Amendment, and

Second Amendment remain in effect today and moving further, unless and until amended in the future.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The Employment Agreement and First Amendment shall be further amended as follows, in accordance with the terms and conditions of Section 8 thereof:

a. Base Salary:

Effective June 1, 2026, Employee's Base Salary increases to $450,000.

b. Bonus Target:

Employee's annual Bonus Target increases to 50% of Base Salary. In 2027, unless otherwise determined by the Company's Compensation Committee of the Board of Directors, a Bonus will only be paid if material weaknesses are eliminated from LifeMD's 2026 audited financial statements. Any Bonus amount to be paid will be determined pursuant to the Company's Annual Cash Performance Bonus Plan, as approved by the Company's Compensation Committee of the Board of Directors. For C-level executives (*i.e.*, including Employee), the Bonus award determination will be 100% tied to corporate performance metrics, which in turn are weighted to revenue and EBITDA performance components relative to the Board-approved annual budget. The Bonus payout curve will range from 0% to 200% of the Bonus Target, depending upon the Company's performance. Additional details concerning any Bonus amount to be paid will be communicated at the time of such Bonus award determination.

c. New Target Long Term Incentive Plan (LTIP)

The following is conditional upon the approval by the stockholders of the Company of the Plan at the annual meeting to be held on June 12, 2026. Employee's Total Compensation is defined as Base Salary + Bonus Target + Value of Target LTI Award.

- **Employee's Target LTI Award** = 50% of Employee's Total Compensation
- **Employee's Value of Target LTI Award in 2026** = $675,000
- **Employee's Target LTI Award in 2026** = 105,853 RSUs

  [*using the 12-month average closing price of $6.3768 for LFMD as of 05/02/26*]

The actual LTI Award will be split into: (i) 50% Time-Based RSUs (52,927 TRSUs) and (ii) 50% Performance-Based RSUs (52,926 Target PRSUs), to be issued pursuant to and in accordance with the metrics and further details set forth in the attached, respective TRSU and PRSU Award Agreements.

d. Continued Pending Vesting And One-Time Exchange Of Unvested RSUs

The two tranches of 20,000 Unvested, Time-Vesting RSUs, as well as the First Tranche of 25,000 Unvested, Company-Performance RSUs and the Second Tranche of 25,000 Unvested, Company-Performance RSUs, will continue or be exchanged as follows:

- *Continued Pending Vesting*: The First Tranche of 20,000 Unvested, Time-Vesting RSUs will continue to pend vesting on 01/01/27; and the Second Tranche of 20,000 Unvested, Time-Vesting RSUs will continue to pend vesting on 01/01/28; and

- *Exchange*: Employee has elected to exchange the First and Second Tranches of Unvested, Company-Performance RSUs, totaling 50,000 RSUs, to be awarded pursuant to the Company's new Long Term Incentive Plan (LTIP)—*i.e.*, 25,000 TRSUs and 25,000 Target PRSUs, to be issued pursuant to and in accordance with the metrics and further details set forth in the attached, respective TRSU and PRSU Award Agreements.

2. Governing Law; Jurisdiction. This Fourth Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Fourth Amendment shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3. Counterparts. This Fourth Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

[signature on next page]

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Fourth Amendment to the Employment Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Fourth Amendment to the Employment Agreement.

EXECUTED as of the Fourth Amendment Effective Date, as set forth above.

LIFEMD, INC.

By: Justin Schreiber, Chairman & CEO

EMPLOYEE

DocuSigned by:
B62232705A674B8...

By: Shayna Dray, Chief Operating Officer